EXECUTION


                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                         SERIES 1996-HE3


                         TERMS AGREEMENT
                   (to Underwriting Agreement,
                     dated September 24, 1996
            between the Company and the Underwriters)



GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                           September 24, 1996
Cherry Hill, NJ 08002

           Each of Prudential Securities Incorporated
("Prudential") and PaineWebber Incorporated ("PaineWebber," and each an "Underwriter" and collectively the "Underwriters") agrees, severally and not jointly, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1996- HE3 Certificates specified beneath its name in Section 3 hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1996-HE3 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-3038). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1996-HE3 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of closed end, fixed rate, first- or second-lien, home equity mortgage loans (the "Mortgage Loans") having the characteristics described in the Final Prospectus.

           Section 2. The Certificates: The Offered Certificates shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances subject in the aggregate to a variance described in the Final Prospectus:



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                Principal        Interest       Class Purchase
Class            Balance           Rate       Price Percentage

Class A1        $37,643,000       6.950%           99.759375%
Class A2         12,194,000       6.950            99.743750
Class A3         24,250,000       7.150            99.728125
Class A4         22,860,000       7.485            99.775000
Class A5         10,911,000        (1)             99.775000

-------------------

(1) Interest will accrue on the Class A5 Certificates during the initial interest Accrual Period at a rate of 7.925% per annum and during each subsequent Interest Accrual Period at a Certificate Interest Rate equal to the lesser of (i) 7.925% per annum and (ii) the Weighted Average Net Mortgage Rate of the Mortgage Loans as of the first day of the related Interest Accrual Period.

           (b) The Offered Certificates shall have such other characteristics as described in the Final Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the applicable interest rate per annum of each such Class from and including September 1, 1996, up to, but not including, September 27, 1996 (the "Closing Date").

      Each of the Underwriters agrees, severally and not jointly, subject to the terms and provisions herein and of the captioned Underwriting Agreement, to purchase the principal balances of the Classes of Series 1996-HE3 Certificates specified opposite its name below.



                                 2

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Class              Prudential              PaineWebber

Class A1           $18,821,500             $18,821,500
Class A2             6,097,000               6,097,000
Class A3            12,125,000              12,125,000
Class A4            11,430,000              11,430,000
Class A5             5,455,500               5,455,500



           Section 4.  Required Ratings:  The Offered
Certificates shall have received Required Ratings of at least
"Aaa" from Moody's Investors Service and "AAA" from Fitch
Investors Service, L.P.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC (other than assets excluded from a REMIC as described in the Final
Prospectus.

           Section 6: Underwriter-Provided Information: The Company acknowledges that the statements set forth in the first sentence and the table under the caption "Plan of Distribution" in the Final Prospectus as such statements relate to the Offered Certificates constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in such Final Prospectus, and the Underwriters confirm that such statements are correct.



                              3

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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriters and the Company.

                        Very truly yours,

                          PRUDENTIAL SECURITIES INCORPORATED



                          By:________________________________
                             Name:
                              Title:


                          PAINEWEBBER INCORPORATED



                          By:________________________________
                             Name:
                              Title:



The foregoing Agreement is hereby confirmed and accepted as of the date hereof.


GE CAPITAL MORTGAGE SERVICES, INC.



By:_______________________________
   Name:
   Title:


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